UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

FORM 8 - K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934
August 31, 2005
Date of Report (Date of earliest event reported)

JWH Global Trust
(Exact name of registrant as specified in its charter)

Delaware	000-22887	36-4113382
(State or other jurisdiction	(Commission	(IRS Employer
Of incorporation)	File Number)	Identification Number)

233 South Wacker Drive Suite 2300 Chicago, IL 60606
(Address of principal executive offices) (Zip Code)

(312) 460-4000
(Registrant's telephone number, including area code)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

□  Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

□  Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

□  Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

□  Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 5.01. Changes in Control of Registrant.

On August 31, 2005, Refco Group Ltd., LLC ("Refco") acquired from Cargill, Incorporated ("Cargill") the global brokerage operations of Cargill's subsidiary, Cargill Investor Services, Inc. ("CIS") for $208 million in cash and future contingent cash payments of between $67 million and $192 million, based on performance of the acquired operations.  Refco funded the acquisition from working capital.  CIS was the owner of CIS Investments, Inc., the managing owner (the "Managing Owner") of JWH Global Trust (the "Fund").  In connection with Refco's acquisition of CIS, Refco's subsidiary, Westminster-Refco Holding Company, LLC, became the sole shareholder of the Managing Owner and changed the name of the Managing Owner to Refco Commodity Management, Inc.  As of August 31, 2005, Richard C. Butt and Annette Cazenave became the directors of Managing Owner and the new officers of the Managing Owner are as follows:

Richard Butt	President
Annette Cazenave	Vice President
Audrey Blain Adams	Secretary
Keith D. Kemp	Chief Financial Officer/Accounting Officer
Erin Quinlisk	Assistant Treasurer

In addition, as of August 31, 2005 Refco's subsidiary, Refco, LLC, became the futures broker for the Fund.  Neither the brokerage fees nor the advisory fees charged the Fund were increased as a result of the acquisition by Refco or as a result of Refco, LLC's selection as the Fund's futures broker.

As of May 31, 2005, the Managing Owner beneficially held an ownership of $3,060,606 (which is the equivalent of 24,743 units) or approximately 1.017% of the ownership of the Fund as of that date.

SIGNATURE

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

JWH Global Trust
(Registrant)

/s/ Annette Cazenave
Date: September 1, 2005	Name: Annette Cazenave Title: Vice President of Refco Commodity Management, Inc., the Managing Owner of the Registrant